Exhibit 10.1


                                                                  EXECUTION COPY



                             PLAN SUPPORT AGREEMENT


     This PLAN SUPPORT AGREEMENT (this "Agreement") is made and entered into as of June 18, 2003, by and among (i) Petroleum Geo-Services ASA ("PGS"), (ii) the persons identified on Schedule 1-A (collectively, the "Supporting Noteholders"),
(iii) the persons identified on Schedule 1-B (collectively, the "Supporting TPrS"), (iv) the persons identified on Schedule 1-C (collectively, the "Supporting Banks", together with the Supporting Noteholders and the Supporting TPrS, the "Supporting Creditors"), and (v) the persons identified on Schedule 1-D (collectively, the "Supporting Shareholders", together with the Supporting Noteholders, the Supporting TPrS and the Supporting Banks, the "Supporting Third Parties"; PGS and the Supporting Third Parties, collectively, the "Parties" and each individually, a "Party"), each of whom is a signatory to this Agreement.

                                    RECITALS

WHEREAS:

     A. PGS issued from time to time the several series of notes described on
Schedule 2-A (collectively, the "Notes");

     B. PGS guaranteed certain trust preferred securities, and certain PGS affiliates entered into certain documentation, relating to the trust preferred securities, described on Schedule 2-B (collectively, the "Trust Preferred Securities");

     C. PGS is a borrower under the credit facilities described on Schedule 2-C (the "Bank Facilities");

     D. PGS issued from time to time certain publicly traded ordinary shares that currently trade on the Norwegian Stock Exchange (the "Shares", together with the Notes, the Trust Preferred Securities, and the Bank Facilities, the "Relevant Documents");

     E. PGS is currently contemplating a restructuring (the "Restructuring") of the financial obligations set forth in the Relevant Documents through the prosecution of a chapter 11 case (the "Chapter 11 Case"; the court adjudicating the Chapter 11 Case is referred to as the "Bankruptcy Court")

     F. The Supporting Noteholders, Supporting Banks and Supporting TPrS have formed an ad hoc committee, fairly chosen by such creditors, and representative of all the creditor claims to be impaired pursuant to the Term Sheet (the "ad hoc Committee"). The members of the ad hoc Committee are set forth on Schedule 1-E.

     G. The Parties have reached an agreement in principle on the terms and conditions for the Restructuring which agreement is summarized in that certain "Petroleum Geo-Services ASA Summary of Proposed Terms for Balance Sheet Restructuring" (the "Term Sheet") attached hereto as Exhibit A; the terms and conditions set forth in the Term Sheet are expressly incorporated herein and made a part hereof;

     H. Each of the Parties acknowledges and agrees that the best way to proceed to effectuate the Restructuring is to do so in a way that would:

     1. maximize the value of PGS, its subsidiaries and all of their operations for the benefit of all interested persons; and

     2. minimize the disruption to PGS and its subsidiaries resulting from the commencement of the Chapter 11 Case, by seeking to conclude the Chapter 11 Case as quickly as possible;

     I. The Parties desire to express to each other their mutual support and commitment in respect of the matters discussed in the Term Sheet; and

     J. In expressing such support and commitment, the Parties do not desire and do not intend in any way to derogate from or diminish the solicitation requirements of applicable securities and bankruptcy laws, the fiduciary duties of PGS under Norwegian law or as a debtor in possession, or the fiduciary duties of any Supporting Creditor who is appointed to the official committee of unsecured creditors (the "Creditors' Committee") in the Chapter 11 Case.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

     1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Term Sheet.

     2. Term Sheet Conditions. Without limiting the conditions set forth herein, each Party's agreement to this Agreement and support for the Term Sheet is expressly conditioned on satisfaction of each of the terms and conditions set forth in this Agreement. To the extent any such conditions involve a time period or an outside date for satisfaction, the Parties acknowledge and agree that time is of the essence with respect to each such condition.

     3. PGS Support. PGS believes that the implementation of the terms set forth in the Term Sheet will best facilitate the Restructuring and that consummation of the settlements described in the Term Sheet is in its best interests and in the best interests of its creditors and other parties in interest. Accordingly, PGS hereby expresses its intention to file and seek confirmation of a plan of reorganization (the "PGS Plan") consistent with the terms and provisions of the Term Sheet. Without limiting the foregoing, PGS undertakes and commits, for so long as this Agreement remains in effect:



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


          a. to initiate the Chapter 11 Case promptly upon fulfillment of the conditions precedent to this Agreement, subject to obtaining sufficient creditor support to implement the Restructuring;

          b. to submit for, and use its reasonable best efforts to obtain at the earliest practicable date, Bankruptcy Court approval of a disclosure statement (as approved by the Bankruptcy Court, the "Disclosure Statement") in form and substance reasonably satisfactory to the ad hoc Committee;

          c. to use its reasonable best efforts to solicit the requisite votes in favor of, and to obtain confirmation by the Bankruptcy Court at the earliest practicable date of, the PGS Plan consistent with the Term Sheet and otherwise in form and substance reasonably satisfactory to the ad hoc Committee and approval by the Bankruptcy Court of the settlements set forth in the Term Sheet;

          d. subject to any requirements under Norwegian law, not to pursue, propose or support, or encourage the pursuit, proposal or support of, any plan of reorganization for PGS, or any PGS subsidiary or affiliate, that is not consistent with the Term Sheet and the PGS Plan (for the avoidance of doubt, nothing in this Agreement shall in any way limit or restrict PGS from filing a Norwegian composition proceeding);

          e. to otherwise use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Term Sheet and by the PGS Plan at the earliest practicable date (including opposing any appeal of the order confirming the PGS Plan);

          f. to convene one or more general meetings of shareholders of PGS, either by annual general meeting or at an extraordinary general meeting, and propose and recommend the shareholder resolutions necessary to implement the Restructuring, including, but not limited to a resolution to decrease and/or increase, as appropriate, the share capital of PGS, a resolution to issue the new ordinary shares, a resolution to amend the articles of association of PGS, a resolution to change the composition of the board of directors of PGS and such other resolutions as may be reasonably required to implement the Term Sheet;

          g. support and otherwise use their reasonable best efforts to have the ad hoc Committee recognized and appointed by the United States Trustee for the Southern District of New York (the "US Trustee") as the Creditors' Committee in the Chapter 11 Case pursuant to 11 U.S.C.ss.1102(b); and

          h. to pay, or procure the payment of, before the filing of the Chapter 11 Case, all reasonable prepetition fees and expenses of PGS, the Supporting Third Parties and the Indenture Trustee for the Noteholders and the Indenture Trustee for the TPrS (collectively, the "Indenture Trustees") relating to the Restructuring, and of their legal and financial advisors relating to the Restructuring, outstanding at the time of such filing



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


     and to undertake in the PGS Plan to pay, or procure the payment of, all reasonable postpetition fees and expenses of PGS, the Supporting Third Parties and the Indenture Trustees in the Chapter 11 Case, and of their legal and financial advisors in the Chapter 11 Case, upon the consummation of the PGS Plan;

in all events, expressly subject to the exercise by PGS and its officers and directors of their respective fiduciary duties. Except with respect to the payment of prepetition fees set forth in paragraph 3.h., the commitment set forth in 3.a. is a condition precedent to each and every other commitment set forth in this paragraph 3.

     4. Supporting Third Parties' Claims and Support. Each Supporting Noteholder represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of, or holder of investment authority over, the Notes identified on its signature page hereto (collectively, such Supporting Noteholder's "Relevant Notes") and has or will have the authority to vote or direct the voting of claims relating to the Relevant Notes. Each Supporting TPrS represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of, or holder of investment authority over, the Trust Preferred Securities identified on its signature page hereto (collectively, such Supporting TPrS' "Relevant Trust Preferred Securities") and has or will have the authority to vote or direct the voting of claims relating to the Relevant Trust Preferred Securities. Each Supporting Bank represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of claims pursuant to the Bank Facilities identified on its signature page hereto (collectively, such Supporting Bank's "Relevant Debt") and has or will have the authority to vote or direct the voting of claims relating to the Relevant Debt. Each Supporting Shareholder represents and warrants, on a several but not joint basis, that, as of the date hereof, it is the legal or beneficial holder of the number of shares of PGS identified on its signature page hereto (collectively, such Supporting Shareholder's "Relevant Shares"; all Supporting Third Parties' Relevant Notes, Relevant Trust Preferred Securities, Relevant Debt and Relevant Shares, collectively, the "Relevant Interests")) and has or will have the authority to vote or direct the voting of Relevant Shares. Each Supporting Third Party believes that consummation of the PGS Plan consistent with the Term Sheet is in its best interests. Accordingly, each Supporting Third Party will support the PGS Plan consistent with the terms and conditions of this Agreement (including, without limitation, those contained in paragraph 8 relating to the Backstop Agreement (as defined in paragraph 8 below)). Without limiting the foregoing, each Supporting Third Party commits to, for so long as this Agreement remains in effect:

          a. support the PGS Plan and use its reasonable best efforts to facilitate the filing and confirmation of the PGS Plan at the earliest practicable date;

          b. not pursue, propose, support, vote to accept or encourage the pursuit, proposal or support of, any chapter 11 plan, or other restructuring or reorganization for PGS, or any PGS subsidiary or affiliate, directly or indirectly in any jurisdiction, that is not consistent with the Term Sheet and the PGS Plan;



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


          c. not, nor encourage any other person or entity, to interfere with, delay, impede, appeal or take any other negative action, directly or indirectly, in any respect regarding acceptance or implementation of the PGS Plan;

          d. not commence any proceeding (including any bankruptcy (konkurs) under Norwegian law), or prosecute any objection to oppose or object to the PGS Plan or to the Disclosure Statement, and not to take any action that would delay approval or confirmation, as applicable, of the Disclosure Statement and the PGS Plan; provided, however, that the Supporting Third Party may object to the disclosure statement solely on the basis that it does not contain adequate information as required by section 1125 of the Bankruptcy Code;

          e. support and use its reasonable best efforts to have the ad hoc Committee recognized and appointed by the US Trustee as the Creditors' Committee in the Chapter 11 Case pursuant to 11 U.S.C.ss.1102(b);

          f. only in the case of the Supporting Banks and any Supporting Noteholders who are lenders under the Bank Facilities, to agree to abstain from exercising any rights in any jurisdiction to enforce any default under the Bank Facilities that may have matured, to abstain from directing or voting to direct the agent(s) under the Bank Facilities from exercising any such rights, to direct the agent(s) under the Bank Facilities to not permit the exercise of any such rights, and to vote in the consortium against any proposal to take any enforcement action;

          g. only in the case of the Supporting Shareholders, to vote in favor of any resolutions put forward in a general meeting of shareholders of PGS, as required pursuant to paragraph 3.f., relating to the implementation of the Restructuring;

          h. to the extent it is the holder of one or more 8.28% First Preferred Mortgage Notes Due 2011 issued pursuant to that certain Indenture, dated as of May 1, 1996, as amended, among Oslo Seismic Services, Inc., Oslo Explorer PLC, Oslo Challenger PLC, PGS and United States Trust Company of New York, as indenture trustee (the "Oslo Seismic Notes"), (i) shall not take any action, or direct the indenture trustee thereof to take any action, contrary to those actions set forth above in this paragraph 4; and
     (ii) shall not transfer its holdings of the Oslo Seismic Notes unless the transferee agrees to be bound by this Agreement;

          i. in the event PGS files for a forced composition (tvangsakkord) under Norwegian law, to vote in favor of solutions proposed by PGS to successfully conclude such proceedings under Norwegian law, provided that such solutions reasonably comply with the commercial terms of this Agreement and are recommended by the ad hoc Committee;

          j. to support consummation of the Backstop Agreement; and

          k. with respect to and to the extent it is the legal or beneficial holder of, or holder of investment authority over any claims against or interests in PGS, or any of its



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

     affiliates, support the PGS Plan and not take any action inconsistent with the purposes of this Agreement;

in each case consistent with the terms and provisions of the Term Sheet and this Agreement; provided, however, that notwithstanding anything herein to the contrary, if any Supporting Creditor is appointed to and serves on the Creditors' Committee, the terms of this Agreement shall not be construed to limit such Supporting Creditor's exercise of its fiduciary duties in its role as a member of the Creditors' Committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement.

     5. Acknowledgement.

          a. No Solicitation. While the Supporting Third Parties commit herein to support the PGS Plan and it is their intention to vote in favor of the PGS Plan, this Agreement is not and shall not be deemed to be a solicitation for consent to the PGS Plan. The acceptance of the Supporting Third Parties will not be solicited until the Supporting Third Parties have received the Disclosure Statement and the related ballots in forms approved by the Bankruptcy Court. The foregoing shall in no way limit any Party's rights under paragraph 19.

          b. No Norwegian Filing. Each Supporting Third Party hereby acknowledges that PGS intends to file the Chapter 11 Case without concurrently filing for (a) voluntary composition (gjeldsforhandlinger),
     (b) forced composition (tvangsakkord) or (c) bankruptcy (konkurs) under Norwegian law (each of (a), (b) and (c) being a "Norwegian Filing") and accordingly each Supporting Third Party agrees that: (i) PGS does so with its consent (and this Agreement shall be evidence of such consent for the purposes of section 283a, first paragraph, item (2), of the Criminal Act (Straffeloven) of May 22, 1902 of the Kingdom of Norway); and (ii) it will not seek to hold the directors or officers of PGS personally liable (whether under the Public Limited Companies Act of 1997 of the Kingdom of Norway or otherwise) for any loss that it, or any other creditor of PGS, may suffer as a result of PGS so filing the Chapter 11 Case and thereafter pursuing confirmation and consummation of the PGS Plan without concurrently making a Norwegian Filing and/or as a result of the confirmation and consummation of the PGS Plan (or assist any other creditor of PGS to do the same) and/or for not making a Norwegian Filing as of the date hereof or during the period this Agreement is effective and/or for making a Norwegian Filing during the effective period of this Agreement. PGS agrees to indemnify and hold harmless each Supporting Third Party, and their respective affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (each an "Indemnified Person") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, charges, expenses and disbursements (including any reasonable attorney's fees and expenses) of any kind or nature whatsoever that may at any time be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of or in connection with any acknowledgment or consent provided in this paragraph 5.b.

          c. Full Satisfaction of Claims. Each Supporting Third Party acknowledges and agrees that, upon consummation of the PGS Plan and subject to the terms of the PGS



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


     Plan, the distributions to and treatment of each such Supporting Third Party under the PGS Plan shall be in full and complete satisfaction of any and all rights that it may have in respect of its Relevant Interest and PGS shall be released and discharged from any and all further obligations in respect of such Relevant Interests.

          d. Norwegian Filing. Subject to the provisions of paragraph 10.f. of this Agreement, the Parties acknowledge and agree that if, in the opinion of PGS, a forced composition filing (tvangsakkord) under Norwegian law is required or appropriate (such filing events may include, without limitation, situations where (i) the implementation of the Restructuring under Chapter 11 is not feasible or possible, (ii) PGS is under an obligation under Norwegian law to file for such a composition, (iii) such a composition filing may serve as a defense against a hostile creditor action against PGS in Norway or elsewhere, and (iv) the implementation of the Restructuring through Chapter 11 would be better accomplished with a simultaneous or subsequent such composition filing), then (1) the Parties will cooperate for such a filing to take place to implement the terms of this Agreement, as far as applicable and possible, and (2) PGS will notify the ad hoc Committee three business days in advance of such a composition filing, unless such notification is impossible or otherwise would be unreasonable under the circumstances. Nothing in this Agreement shall limit or restrict PGS from filing for forced composition (tvangsakkord) under Norwegian law.

     6. Limitations on Transfer. Each Supporting Third Party hereby agrees not to (a) sell, transfer, assign, pledge, or otherwise dispose, directly or indirectly their right, title or interest in respect of the Relevant Interests, in whole or in part, or any interest therein (collectively, the "Relevant Claims"), or (b) grant any proxies, deposit any of its claims into a voting trust, or enter into a voting agreement with respect to any such Relevant Claim (clauses (a) and (b), collectively, a "Transfer") unless the recipient of such Relevant Claim (a "Transferee") agrees in writing (such writing, a "Transferee Acknowledgment"), prior to such Transfer, to be bound by this Agreement in its entirety without revisions (including with respect to any and all claims or interests it already may hold against or in PGS prior to such Transfer) and to be bound by that certain side letter dated the date hereof among the parties hereto. Upon the execution of the Transferee Acknowledgment, the Transferee shall be deemed to constitute a Supporting Noteholder, a Supporting TPrS, a Supporting Bank, or a Supporting Shareholder, as the case may be. Any Transfer that does not comply with this paragraph shall be void ab initio. In the event of a Transfer, the transferor shall, within three business days, provide written notice of such transfer to PGS, together with a copy of the Transferee Acknowledgment. No Supporting Bank, Supporting TPrS, Supporting Noteholder or Supporting Shareholder may create any subsidiary or affiliate for the sole purpose of acquiring any Bank Facilities, Trust Preferred Securities, Notes, or Shares without first causing such subsidiary or affiliate to become a party hereto, and a party to that certain side letter referred to in the first sentence of this paragraph 6, as a Supporting Bank, Supporting TPrS, Supporting Noteholder or a Supporting Shareholder, as the case may be.

     7. Further Acquisition of Notes, Trust Preferred Securities, Shares and Bank Facilities. This Agreement shall in no way be construed to preclude any Supporting Third Party from acquiring additional Notes, Trust Preferred Securities, Shares or claims in respect of the Bank Facilities. However, any such Notes, Trust Preferred Securities, Shares and claims so acquired shall, whether or not the Supporting Third Party holds any Relevant Interests at the time of the



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


acquisition, automatically be deemed to be "Relevant Interests" and to be subject to all of the terms of this Agreement hereof.

     8. Backstop Agreement. The Parties acknowledge and agree that the agreement, the terms of which are to be negotiated and agreed with the Supporting Shareholders, governing the terms of the participation by the Supporting Shareholders in the backstop of the equity purchase as contemplated by Section D of the Term Sheet (the "Backstop Agreement") shall include the following provisions: (i) each Supporting Shareholder shall purchase a number of ordinary shares of PGS as reorganized under the PGS Plan (the "New Shares") equivalent to at least 25% of its commitment, with the total commitment of the Supporting Shareholders aggregating 30% of the New Shares (the "Committed Shares"); (ii) all holders of Shares (including Supporting Shareholders) shall have the right to purchase a number of New Shares equaling its pro rata interest of the remaining 75% of the Committed Shares (after giving effect to paragraph 8.i., such pro rata interest to be calculated as the quotient of the number of Shares held by the holder on a cut-off date (the "Cut-off Date") to be determined and the total number of Shares issued and outstanding on the Cut-off Date; (iii) any Committed Shares not purchased in accordance with paragraph 8.ii. by holders of Shares other than the Supporting Shareholders shall be purchased by the Supporting Shareholders; (iv) any acceptances of the offered New Shares without payment (or proper payment arrangements) at the time of acceptance shall be rejected; (v) the right to purchase Committed Shares shall not be transferable, the purchase right can only be exercised for the number of Committed Shares calculated under paragraph 8.ii, and no over-subscription of New Shares shall be allowed; (v) the rights offering shall be communicated (to the extent permitted and by and in the manner required in the relevant jurisdiction(s)) to all holders of Shares as of the Cut-off Date, with the notice specifying the period the rights offering shall be held open and that payment shall be required to be made at the time such holder exercises its right of acceptance.

     9. Condition to each Party's Obligations. Each Party's obligations under this Agreement are subject to the execution of this Agreement by each of the following persons:

               (i)   PGS;

               (ii) the Supporting Noteholders who shall represent not less than 56% in principal amount outstanding of the Notes;

               (iii) the Supporting TPrS;

               (iv)  the Supporting Shareholders; and

               (v) the Supporting Banks, (a) who shall include (1) all of the members of the steering committee of the Bank Facilities, and (2) each of the Supporting Noteholders that also hold positions in the Bank Facilities, and (b) who shall represent not less than 50% in principal amount outstanding under each of the Bank Facilities.

     10. Termination Events. The occurrence of each of the following events shall constitute a "Termination Event":



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


          a. PGS' Chapter 11 Case (other than an involuntary bankruptcy case for which an order for relief has not been entered) shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code;

          b. on or prior to the date of the commencement of the Chapter 11 Case, the Backstop Agreement has not been executed in form and substance satisfactory to PGS and the ad hoc Committee;

          c. any court (including the Bankruptcy Court or any court in any jurisdiction outside of the United States of America) shall declare, in a final, non-appealable, order, this Agreement to be unenforceable;

          d. the most current PGS Plan and the Disclosure Statement on file with the Bankruptcy Court (and any amendments, supplements and documents related to such pleadings) shall not be consistent with the Term Sheet or otherwise in form and substance reasonably satisfactory to both a simple majority in number of the Supporting Noteholders that are members of the ad hoc Committee and at least one Supporting Bank that is a member of the ad hoc Committee (such a Supporting Bank and each such Supporting Noteholder, from time to time, collectively, the "Special ad hoc Committee Members"), ;

          e. the earlier of (i) January 9, 2004, or such later date as contemplated by paragraph 11.a. and (ii) the date of consummation of the PGS Plan;

          f. any insolvency related proceedings with respect to PGS, or any of its subsidiaries or affiliates, are filed by or assented to by PGS or any of its subsidiaries or affiliates in any jurisdiction other than the Bankruptcy Court without the express written consent of the ad hoc Committee;

          g. the failure by PGS to obtain the requisite shareholder votes necessary to implement the Restructuring as contemplated in the Term Sheet and the PGS Plan;

          h. [intentionally omitted]

          i. Umoe Invest AS, as a Supporting Shareholder, holds fewer Shares than the amount set forth on its signature page attached hereto and made a part hereof; and

          j. unless waived in writing by the Required Parties (defined below), any representation or warranty of any Party made or deemed made herein is incorrect in any material respect on or as of the date made or deemed made and such default (unless it is a willful misrepresentation) shall continue unremedied for a period of thirty (30) days after the earlier of (i) the date upon which the relevant Party knew of such failure or (ii) the date upon which written notice thereof is given by any Party to the other Parties hereto.



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


     11. Termination of this Agreement. Upon the occurrence of a Termination Event, this Agreement shall terminate as follows:

          a. immediately upon the occurrence of the Termination Event set forth in paragraph 10.e. unless, prior to the expiration of the date referenced therein, such date is extended in writing by each of (i) PGS, (ii) the Special ad hoc Committee Members, and (iv) the holders of a simple majority in number of the Relevant Shares (the "Required Shareholders," collectively, with PGS and the Special ad hoc Committee Members, the "Required Parties");

          b. upon the occurrence, and following written notice by either PGS or the Special ad hoc Committee Members of such occurrence, of any of the Termination Events set forth in paragraphs 10.a., 10.b., 10.c., 10.d., 10.f., 10.i., or 10.j. of this Agreement (provided that (i) a breaching party shall not be entitled to terminate this Agreement on account of its own breach of paragraphs 10.i. and 10.j. of this Agreement, and (ii) PGS shall be entitled to a 10-day grace period following receipt of a termination notice pursuant to paragraphs 10.b. and 10.d. to cure any such alleged Termination Event); or

          c. 30 calendar days after the occurrence of the Termination Event described in paragraph 10.g. of this Agreement, unless either (i) the occurrence of the event giving rise to the Termination Event is no longer continuing on such 30th day or (ii) the Special ad hoc Committee Members shall have waived in writing such Termination Event.

     12. Effect of Termination. Upon termination of this Agreement pursuant to paragraphs 10 and 11, all obligations hereunder shall terminate and shall be of no further force and effect; provided however, that any claim for breach of this Agreement, other than a claim for breach of the representation set out in paragraph 13.f., shall survive termination and all rights and remedies with respect to such claims shall not be prejudiced in any way; but provided further, that the breach of this Agreement by one or more Supporting Third Parties shall not create any rights or remedies against any non-breaching Supporting Third Party unless such non-breaching Supporting Third Party has participated in or aided and abetted the breach by the breaching Supporting Third Party/Parties. Except as set forth above in this paragraph 12 and for the obligations set forth in paragraphs 5.b., 5.c. (with respect to paragraph 5.c. only, solely after the consummaton of the PGS Plan and not a termination of this Agreement), and 14 hereof, upon such termination or upon consummation of the PGS Plan, any obligations of the non-breaching Parties set forth in this Agreement shall be null and void ab initio and all claims, causes of action, remedies, defenses, setoffs, rights or other benefits of such non-breaching Parties shall be fully preserved without any estoppel, evidentiary or other effect of any kind or nature whatsoever.

     13. Representations and Warranties. PGS and each Supporting Third Party, on a several but not joint basis, represents and warrants to each other Party that the following statements are true, correct and complete as of the date hereof and to the extent applicable to such party:



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


          a. Corporate Power and Authority. If not a natural person, it is duly organized, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership or other power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.

          b. Authorization. If not a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or other action on its part.

          c. Binding Obligation. This Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable in accordance with the terms hereof.

          d. No Conflicts. The execution, delivery and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any provision of law, rule or regulation applicable to it, or, if applicable, any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) except with respect to PGS, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or, if applicable, any of its subsidiaries is a party.

          e. Adequate Information. Although none of the Parties intends that this Agreement should constitute, and they each believe it does not constitute, a solicitation and acceptance of the PGS Plan, they each acknowledge and agree that, regardless of whether its Relevant Interests constitute "securities" within the meaning of the Securities Act of 1933,
     (i) each of the Supporting Third Parties is an "accredited investor" as such term is defined in Rule 501(a) of the Securities Act of 1933 and, in the case of Supporting Creditors, a "qualified institutional buyer" as such term is defined in Rule 144A of the Securities Act of 1933 and (ii) adequate information was provided by PGS and its affiliates to each Supporting Third Party in order to enable it to make an informed decision such that, were this Agreement to be construed as or deemed to constitute such a solicitation and acceptance, such solicitation was (i) in compliance with any applicable nonbankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation, or (ii) if there is not any such law, rule, or regulation, solicited after disclosure to such holder of "adequate information" as such term is defined in section 1125(a) of the Bankruptcy Code.

          f. Accuracy of Information. Accuracy of Information Provided. PGS represents that, to the best of their knowledge, after reasonable inquiry,
     (i) information provided to the Supporting Creditors by PGS in connection with the Restructuring, including without limitation, the Business Plan (defined below), does not contain any material misstatement of fact, nor does it fail to state a fact necessary to make the information not materially misleading and (ii) the statements made by PGS in the various representations set forth herein are true and accurate.

          g. Operation of Business Pending Chapter 11 Filing. PGS represents that pending the Chapter 11 filing, PGS undertakes, to the extent within PGS' control and except as otherwise agreed to by the ad hoc Committee, to operate the business of PGS and its subsidiaries in material compliance with that certain business plan provided to the Supporting Creditors dated on or about January 15, 2003 (the Business Plan"), except as otherwise disclosed in the press release announcing this Agreement.

     14. Confidentiality. PGS and each Supporting Third Party agrees to use its reasonable best efforts to maintain the confidentiality of (a) the individual identities of the Supporting Third Parties and (b) the individual holdings of the Supporting Third Parties; provided, however, that such information may be disclosed (i) to the Parties' respective directors, trustees, executives, officers, auditors, and employees and financial and legal advisors or other agents (collectively referred to herein as the "Representatives" and individually as a "Representative"), (ii) to persons in response to, and to the extent required by, (x) any subpoena, or other legal process or other disclosure required by law or (y) the National Association of Insurance Commissioners, any bank regulatory agency or any other regulatory agency or authority. If any Party or its Representative receives a subpoena or other legal process as referred to in clause (ii)(x) above in connection with the Agreement, such Party shall provide the other Parties with prompt written notice of any such request or requirement, to the fullest extent permissible and practicable under the circumstances, so that the other Parties may seek a protective order or other appropriate remedy or waiver of compliance with the provisions of this Agreement. Notwithstanding the provisions in this paragraph 14, (i) PGS may disclose (a) the existence of and nature of support evidenced by this Agreement in one or more public releases that have first been sent to counsel for the Supporting Noteholders and counsel for the Supporting Banks for review and comment, and (b) in the context of any such releases, the aggregate holdings of the Supporting Third Parties (but, as indicated above, not their identities or their individual holdings), (ii) any Party hereto may disclose the identities of the Parties hereto and their individual holdings in any action to enforce this Agreement or in an action for damages as a result of any breaches hereof, (iii) any Party hereto may disclose, to the extent consented to in writing by a Supporting Third Party, such consenting Supporting Third Party's identity and individual holdings and (iv) to the extent required by the Bankruptcy Code, Bankruptcy Rules, Local Rules of the Bankruptcy Court or other applicable rules, regulations or procedures of the Bankruptcy Court or the Office of the United States Trustee, PGS may disclose the individual identities of the Supporting Third Parties in a writing that has first been sent to counsel for the Supporting Noteholders and counsel for the Supporting Banks for review and comment on such notice that is reasonable under the circumstances.

     15. Preparation of Restructuring Documents. Notwithstanding anything to the contrary contained in this Agreement, including specifically any obligation of a Party to use efforts to cause an event to occur by the "earliest practical date," the obligations of the Parties hereunder shall be expressly subject to the preparation of definitive documents relating to the transactions contemplated by this Agreement and the Term Sheet, including without limitation,
(a) the PGS Plan, the Disclosure Statement, the order confirming the PGS Plan, and any related ballots, releases and settlement documents, (b) all other agreements, instruments, orders or other documents necessary or appropriate to consummate the transactions contemplated by this Agreement, the Term Sheet or the PGS Plan, and (c) any "first day" orders and motions; each of the documents referred to in subparagraphs (a), (b) and (c) of this paragraph 15 must be reasonably acceptable to the ad hoc Committee.

      16. Amendment or Waiver. Except as otherwise specifically provided herein, this Agreement may not be modified, amended or supplemented without the prior written consent of the Required Parties. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

      17. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered if provided by personal delivery, or upon receipt of fax delivery, as follows:

          a. if to PGS, to Matthew A. Feldman, Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, fax: 212-728-8111;

          b. if to the Supporting Noteholders or the ad hoc Committee, to Anthony J. Smits, Bingham McCutchen LLP, One State Street, Hartford, CT 06103, fax: 860-240-2800;

          c. if to the Supporting TPrS, to Stephanie Wickouski, Gardner Carton & Douglas LLC, 1301 K St., NW, East Tower - 900, Washington DC 20005, fax:
     202-230-5361, and

          d. if to the Supporting Banks, to David C. L. Frauman, Allen & Overy, One New Change, London EC4M 9QQ, United Kingdom, fax: +44 (207) 330-9999; and

          e. if to any Supporting Shareholder, to the name and address set forth on the relevant signature page below for such Supporting Shareholder.

     18. Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISION WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. By its execution and delivery of this Agreement, each of the Parties hereto hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York. By execution and delivery of this Agreement, each of the Parties hereto irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding, and waives any objection it may have to venue or the convenience of the forum. Notwithstanding the foregoing consent to New York jurisdiction, upon the commencement of the Chapter 11 Case, each of the Parties hereto hereby agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

     19. Specific Performance. This Agreement, including without limitation the Parties' agreement herein to support the PGS Plan and to facilitate its confirmation, is intended as a binding commitment enforceable in accordance with its terms. It is understood and agreed by each of the Parties hereto that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach.

     20. Cooperation. Each Party shall cooperate with the other Parties to do or cause to be done all things as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purpose of this Agreement and shall not take any action contrary to the essential intent and principles of this Agreement.

     21. Resignation or Removal of ad hoc Committee Members/Substitution of the Creditors' Committee. If a Supporting Bank or a Supporting Noteholder or either of the Trustees, as the case may be, that is a member of the ad hoc Committee resigns or for any other reason is removed as a member of such Committee, the remaining Supporting Noteholders (in the case of resignation or removal of a Supporting Noteholder or any of the Trustees) or the remaining Supporting Banks (in the case of resignation or removal of a Supporting Bank) on the ad hoc Committee shall be entitled to select a replacement for such resigning member, provided such replacement agrees to be bound by the terms of this Agreement. At any time following the formation of the Creditors' Committee, upon the agreement in writing by the Creditors' Committee to be bound by this Agreement and on written notice to PGS, the ad hoc Committee may elect to have the Creditors' Committee substituted in place of the ad hoc Committee in this Agreement and whereafter the Creditors' Committee shall automatically have all the rights and obligations of the ad hoc Committee pursuant to this Agreement. Following any such election, the ad hoc Committee shall be deemed dissolved and the Creditors' Committee shall send notice of such dissolution to PGS.

     22. Voting. Except as otherwise expressly provided herein, all votes of the ad hoc Committee or the Creditors' Committee (following substitution pursuant to paragraph 21 above) under this Agreement shall be made by a simple majority vote of all of the members of the ad hoc Committee or Creditors' Committee at the time, as the case may be, unless the context clearly indicates otherwise.

     23. Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

     24. Interpretation. This Agreement is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof.

     25. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns (including, but not limited to, Transferees under paragraph 6 above), heirs, executors, administrators and representatives.

     26. No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third-party beneficiary hereof.

     27. No Waiver of Participation and Reservation of Rights. Except as expressly provided in this Agreement and in any amendment among the Parties, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict the ability of each of the Parties to protect and preserve its rights, remedies and interests, including without limitation, its claims against any of the other Parties (or their respective affiliates or subsidiaries) or its full participation in any bankruptcy case filed by PGS or any of its affiliates and subsidiaries. If the transactions contemplated by this Agreement or in the PGS Plan are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights.

     28. No Admissions. This Agreement shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

     29. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Delivery of an executed signature page of this Agreement by facsimile shall be effective as delivery of a manually executed signature page of this Agreement.

     30. Representation by Counsel. Each Party acknowledges that it has been represented by, or provided a reasonable period of time to obtain access to and advice by, counsel with this Agreement and the transactions contemplated herein. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

     31. Entire Agreement. This Agreement and the exhibits and schedules hereto, including, without limitation, the Term Sheet, constitute the entire agreement between the Parties and supersedes all prior and contemporaneous agreements, representations, warranties and understandings of the Parties, whether oral, written or implied, as to the subject matter hereof.

     32. Several not Joint. The agreements, representations and obligations of the Parties under this Agreement are, in all respects, several and not joint

     33. Tax Shelter Regulations. Notwithstanding anything herein to the contrary, any Party to this Agreement (and any employee, representative, or other agent of any Party to this Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Term Sheet or the PGS Plan and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no Party (nor any employee, representative or other agent thereof) shall disclose (A) any information that is not relevant to an understanding of the tax treatment of the transactions contemplated by the Term Sheet or the PGS Plan, including the identity of any Party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (B) any information to the extent such disclosure could result in a violation of any federal or state securities laws.


  [Remainder of page intentionally blank; remaining pages are signature pages.]

                                   EXHIBIT A
                                   ---------
                                   Term Sheet

                                                                     FINAL DRAFT

EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



                           PETROLEUM GEO-SERVICES ASA
            SUMMARY OF PROPOSED TERMS FOR BALANCE SHEET RESTRUCTURING

The following (this "Term Sheet") is an outline of (i) the key terms and provisions of a plan of reorganization (the "Restructuring") for Petroleum Geo-Services ASA ("PGS") and (ii) in connection therewith, the key terms for the resolution, settlement and treatment under such plan or plans of, among other things, the claims and causes of action (as defined and described more fully below) of the Noteholders, Banks, Trust Preferreds and PGS Equity Holders.

This Term Sheet is subject to finalization and execution of a Plan Support Agreement (the "PSA") to which this Term Sheet is intended to be attached as Exhibit A. This Term Sheet is not intended to be legally binding upon any party until execution of the PSA. Upon execution of the PSA, this Term Sheet is intended to be binding on the signatories to the PSA in accordance with, and subject to, the terms of the PSA. No vote in favor of any PGS plan, whether or not it includes the terms and conditions set forth herein, is being solicited by or agreed to by this Term Sheet.

Notwithstanding anything to the contrary in the foregoing, this Term Sheet is being provided as part of settlement discussions and, as a result, shall be treated as such pursuant to Federal Rule of Evidence 408 and all bankruptcy and state law equivalents.

     Parties

     PGS:                Petroleum Geo-Services ASA

     Noteholders:        Holders of PGS's $250m 6 1/4% notes due 2003, $360m
                         7 1/2% notes due 2007, $200m 6 5/8% notes due 2008,
                         $450m 71/8% notes due 2028 and $200m 8.15% notes due
                         2029 (the "Notes")

     Banks: Banks under PGS's $250m bridge facility and $430m revolving credit facility (the "Bank Facilities")

     Trust Preferreds:   Holders of $144.750m PGS Trust I trust preferred
                         securities. (PGS Trust I holds as its only asset
                         $148.169m junior subordinated debt securities issued by
                         PGS)

     PGS Equity Holders: Pre-Restructuring holders of ordinary shares in PGS
                         (including ADR holders) [record date to be determined]


     Noteholders and Banks (the "Holders") will receive equity and debt consideration as set out in Package A and Package B below. Holders may freely elect to allocate their claim between Package A or Package B or a combination of both. To the extent Package B is oversubscribed (i.e. Holders of claims consisting of more than $1.46 billion elect Package B), then:

     (1) the amount of Term Loan distributed to the Holders to the extent that they select Package A would be reduced to an amount equal to the amount of Holder's claims electing for Package A multiplied by 475/680 (the "Issued Term Loan").

     (2) the amount of Senior A Notes issued under Package B to be distributed to the Holders to the extent that they select Package B would be increased to an amount equal to $350m (amount issued assuming a full subscription of Package B) plus the amount of unissued

                                                                     FINAL DRAFT

EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



          Package A Debt ($475m less the Issued Term Loan) multiplied by 400/475. In addition to this amount of Senior A Notes, Package B will consist of $250 million of Senior B Notes, $85 million of net cash proceeds of the offering to the Equity Investors and 61% of the ordinary share capital of PGS immediately after PGS's plan of reorganisation under chapter 11 becomes effective ("Completion"), all to be distributed pro rata to the Holders of Package B.

     To the extent Package A is oversubscribed (i.e. Holders of claims consisting of more than $680 million elect Package A), then:

     (1) The amount of Senior A Notes and Senior B Notes to be distributed to the Holders electing Package B would be reduced to an amount equal to the amount of claims electing Package B multiplied by 350/1460 and 250/1460 for the Senior A and B Notes respectively.

     (2) The amount of Term Loan issued under Package A to be distributed to the Holders electing Package A would be increased by the combined reduction in the principal amount of Senior A Notes and Senior B Notes to be distributed multiplied by 475/400.

A.   Package A

     Term Loan
     ---------

     Borrower:               PGS

     Amount: Up to $475m (subject to oversubscription arrangements as described above)

     Facility type:          Senior term loan facility

     Guarantors:             Facility to be unsecured. All direct and indirect
                             Material Subsidiaries (as defined below) of PGS (to the extent legally and contractually possible and to the extent reasonable in the context of a cost/benefit analysis of providing any such guarantee) to guarantee the facility. A "Material
                             Subsidiary" is a subsidiary which owns 10% or more of the consolidated assets of the group or contributes 10% or more of the consolidated revenue of the group

     Interest:               LIBOR plus a margin of 1.15% per annum plus
                             mandatory costs (if any).

     Repayment:              Subject to a cap of $40m on aggregate annual
                             repayments, the facility to be repaid by semi-annual repayments equal to 3.684% of the face amount of Term Loan (i.e. $35m per year assuming
                             $475m of Term Loan) with a final balloon repayment of all amounts then outstanding due 8 years after Completion.

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EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



     Prepayment option on    Majority lenders (i.e., 66 2/3%) shall have option
     change of control:      to require prepayment of the Term Loan in full on
                             change of control (where a person or persons acting in concert acquire 51% or more of the voting stock of PGS) if the credit rating (as rated by Standard
                             & Poors and Moodys) of the new entity and, where applicable, the new entity's parent or holding company, is less than the credit rating of PGS immediately prior to the change of control, provided that no such prepayment event will arise where the credit rating of new entity is at least
                             BB/Ba2.

     Optional Prepayment:    On five business day's notice at par and without
                             penalty or premium but subject to break costs (to be based on standard Loan Market Association definition).

     Other terms:            See section G.

     Limitation of           In the event of a PGS insolvency prior to the final
     liability on            repayment date, the liability of PGS to the Holders
     insolvency:             under the Term Loan will be limited to the net
                             present value of the Term Loan (as opposed to the par value of the Term Loan) at the date of such insolvency, with the net present value being calculated on the basis of a discount rate of 9%.

     Governing Law:          English


B.   Package B

     Upon Completion, and following the purchase described in D below, Package B will consist of Senior A Notes, Senior B Notes, $85 million of net cash proceeds of the offering to Equity Investors and 91% of the ordinary share capital of PGS upon Completion (subject to adjustment as described in Section D).

     Senior A Notes
     --------------

     Issuer:                 PGS

     Amount: $350m (but can be increased to up to $750m depending on how many Holders elect for Package A and B)

     Interest:               10% per annum

     Final repayment date:   7 years after Completion.

     Call Protection:        Notes not callable in first 4 years; thereafter
                             notes may be called in whole or in part subject to a premium equalling half the coupon in year 5, with the premium reducing rateably thereafter each year until maturity.

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                                                                     FINAL DRAFT

EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



     Senior B Notes
     --------------

     Issuer:                 PGS

     Amount:                 $250m

     Interest:               8% per annum

     Call Option:            Notes callable in first year at 103, 102 in the
                             second year; and 101% during the third year. On maturity the Notes can be redeemed at 100%

     Final repayment date:   3 years after Completion

     Terms common to Senior A Notes and Senior B Notes:

     Guarantors:             Senior A Notes and Senior B Notes to be unsecured.
                             All direct and indirect Material Subsidiaries of PGS (to the extent legally and contractually possible and to the extent reasonable in the context of a cost/benefit analysis of providing any such guarantee) to guarantee the facility.

     Ordinary Shares:        Upon Completion, Holders who have elected for (or
                             have otherwise been allocated) Package B receive ordinary shares equalling 91% of the ordinary share capital of PGS as composed immediately post-Restructuring (subject to adjustment as described in Section D and as provided for in the underwriting agreement to be made between the Equity Investors and the Holders).


     Change of Control Put:  Change of control (i.e., where a person or persons acting in concert acquire 51% or more of the voting stock of PGS) put option at 101% plus accrued but unpaid interest.

     Governing Law:          New York

     Other terms:            See Section G


C.   Trust Preferreds

     If the Trust Preferreds voting as a class vote in favour of the Restructuring then the obligations owed to the Trust Preferreds will be satisfied fully and finally by a gift of, or other receipt of, ordinary shares in PGS of 5% of the ordinary share capital (as such share capital is composed immediately post-Restructuring). The gift will be implemented though a conversion of the claims of the Trust Preferred into ordinary shares. If the Trust Preferreds do not vote in favor of the Restructuring, then the Package B Holders will retain the 5% which would otherwise have been gifted and the Trust Preferreds will receive nothing.

                                                                     FINAL DRAFT

EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



D.   PGS Equity Holders

     If PGS Equity Holders vote in favour of the Restructuring then, on Completion, PGS Equity Holders will receive a gift of, or otherwise receive, 4% of ordinary share capital of PGS (as such share capital is composed immediately post-Restructuring). The gift will be implemented through a mechanism to be agreed.

     PGS Equity Holders will also have the right on Completion to buy from the Package B Holders (mechanics to be agreed) for $85m in cash (net of any underwriting or other fees) such number of ordinary shares issued to the Package B Holders under Section B above which, when added to the ordinary shares gifted to the PGS Equity Holders under the above paragraph, would result in the PGS Equity Holders owning 34% of the ordinary share capital of PGS immediately after Completion (this right being backstopped by certain major PGS Equity Holders (the "Equity Investors") and or their affiliates on terms to be agreed who will take up these rights in lieu of any PGS Equity Holders who do not wish to do so). For the avoidance of doubt the rights of the PGS Equity Holders to obtain 34% of the ordinary share capital under this paragraph will not be affected by changes to Holders' allocations as a result of any over- or under-subscription of Term Loan.

     Individual Package B Holders will have the option to designate whether they wish to sell their equity to PGS Equity Holders/Equity Investors, in which case, to the extent possible, the equity of such Package B Holders will be sold to the PGS Equity Holders/Equity Investors first, with any shortfall being made up by non-designating Package B Holders selling their equity pro rata.

E.   Other Creditors of PGS

     For the avoidance of doubt all other creditors of PGS and the group (including trade creditors, lessors (including UK defeased lessors), PGS Multi Client Seismic preferred securities holders, Oslo Seismic noteholders and contingent creditors) will be unimpaired by the Restructuring, unless otherwise agreed.

F.   Miscellaneous Provisions

     Interest on the Bank         All accrued and unpaid interest through the
     Facilities and Notes:        chapter 11 filing date, including any pro rata
                                  portion of interest accrued to the Noteholders and the Banks but not then due, will be paid to the Noteholders and the Banks to bring them both current as at the filing date.

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EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



     Board composition:           A new board of directors of PGS will be
                                  elected on Completion.

                                  The composition of the board of PGS will be structured such that the Holders of Package B debt will be entitled to select a simple majority of the board members (after inclusion of any employee representatives required under Norwegian law, if any), while the PGS Equity Holders will be entitled to select the remaining shareholder elected board members (being a minimum of 2 to be selected). The Package B Holders will still be entitled to select a simple majority as set forth above).

                                  Any change of the board composition (except for board members selected by employees, if any) during the first 2 years after Completion other than the replacement of a director by a personal deputy appointed at the shareholders meeting approving the initial board, will require a 66 2/3% shareholder vote (calculated on the basis of those voting), and the Company's Articles of Association shall be amended accordingly.

                                  At least one of the directors to be selected by PGS Equity Holders will be Mr. Ulltveit-Moe (subject to Mr. Ulltveit-Moe not objecting, withdrawing or being unable to serve as a director for any reason), who will also be the chairman of the board and elected as such by the general meeting. To the extent that the general meeting voting for confirmation of the Restructuring does not select Mr. Ulltveit-Moe as chairman, or Mr. Ulltveit-Moe is unable to serve for one of the reasons set forth above, this shall not effect the terms of this Term Sheet or the PSA, however, Holders who have elected for Package B and who have executed or are bound by a PSA will, if legally possible, procure the calling of a new general meeting to elect Mr. Ulltveit-Moe to be chairman (and will themselves vote in favour of such election).

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EXHIBIT A TO PLAN SUPPORT AGREEMENT
PRIVATE AND CONFIDENTIAL



     Major Transactions:          Any Major Transactions (defined below) will
                                  require, during the first two years after Completion, the board vote of the board members nominated by the PGS Equity Holders and the general meeting of PGS will instruct the board accordingly.

                                  "Major Transactions" mean:

                                  a)  any single sale of assets, or series of
                                      sales of assets, in any calendar year, in excess of $100m, and not otherwise requiring 66 2/3% shareholder approval;

                                  b) changes to PGS's key executive management (to be defined);

                                  c)  new financings or borrowings over $25
                                      million;

                                  d)  application of Major Proceeds;

                                  e)  material acquisitions (to be defined);

                                  f)  proposals to change the articles of
                                      association of PGS; and

                                  g)  proposals for issuance of new equity or
                                      equity like securities.

     Management Incentive Plan:   To be determined post-Restructuring by the new
                                  board of PGS. Any issuance of equity or
                                  warrants will require a 66 2/3% shareholder vote (calculated on the basis of those voting).

     Atlantic Power and Atlantis  If Atlantic Power or Atlantis proceeds are
     Sale Proceeds:               received prior to Completion then such
                                  proceeds will be included in the calculation of Excess Cash (see below).

                                  If any Atlantic Power proceeds are received after the earlier of (i) Completion or (ii) 31 October 2003 then such proceeds shall be included in Major Proceeds.

                                  If any Atlantis proceeds are received after the earlier of (i) Completion or (ii) 31 October 2003, then a pro rata share of 90% of such proceeds will be paid to the Package A Holders as an additional recovery under the section entitled "Cash recovery on Completion" below (i.e., the aggregate of each Holders outstanding Bank Facilities and Notes electing Package A divided by $2.14 billion and multiplied by 90%), and the remainder will be included in Major Proceeds.



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     Cash recovery on             At Completion PGS to pay to the Banks and the
     Completion:                  Noteholders any cash of the group in excess of
                                  $50m ("Excess Cash") at the month end prior to Completion or (if earlier) 31 October 2003 as an additional recovery (such payment being made pro rata to the Banks and the Noteholders in respect of face values of the Bank
                                  Facilities and the Notes).

                                  Excess Cash at the time of Completion shall be calculated on a basis consistent with both the "CASH AVAILABLE - ACCUMULATED" row in the liquidity reports as previously provided and with the Conduct of Business paragraph below. This calculation will be subject to adjustment in respect of any abnormal contingencies or balances (excluding exceptional tax liabilities payable within 6 months of Completion) and will be calculated after payment of all fees and expenses payable by PGS in relation to the Restructuring (including those required to be paid by PGS as described below) and establishment of the reserve account referred to below.

                                  A reserve account of $30m shall be established by PGS, the balance of which shall be applied from time to time against abnormal contingencies (including exceptional tax liabilities). To the extent that any balance remains 6 months after Completion then upon a vote of a simple majority of the board, such proceeds will be paid to those Holders who receive an additional recovery under the section entitled "Cash recovery on Completion" below as a further recovery.

                                  If Completion has not occurred by 31 October
                                  2003, then the additional recovery shall include a payment of $6m for each complete month during the period from 31 October 2003 to Completion on account of interest which would have been payable by PGS if Completion had occurred on 31 October 2003, provided that such payment shall not be made to the extent that it would reduce cash of the group to $50m or less.



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                                  The calculation of Excess Cash shall include
                                  any cash held as collateral for
                                  bid/performance bonds ("Bonds") which the
                                  Company will release at Completion. The
                                  Company will release such cash collateral by replacing Bonds or cash collateral with new Bonds at Completion using either (A) a secured US$40 million 364 day letter of credit facility which the Banks agree in principle to make available to subsidiaries of PGS or (B) any equivalent facility provided by other banks or financial institutions. If PGS requires a DIP facility to provide the Bonds during the chapter 11, PGS intends to seek such DIP facility from the Banks, provided that the Banks are prepared to provide such a DIP facility on commercially competitive terms. PGS will seek an exit facility if necessary on the same terms.

     Excess Cash Adjustment:      Following completion of the audit of PGS's
                                  financial year 2003 figures, and after review by PwC, an adjustment will be made, subject to agreeing an appropriate de minimis threshold, to the Excess Cash additional recovery calculated above to reconcile that additional recovery to the additional recovery that would otherwise have been payable had it instead been calculated based on the pro rata amount of the actual "TOTAL RECEIPTS" for financial year 2003 (e.g. 10/12 of the TOTAL RECEIPTS figure if the Excess Cash additional recovery were calculated as at 31 October 2003).
                                  Following such calculation, any such amount payable (subject to the de minimus threshold) will be paid to the Holders of record of the Bank Facilities and the Notes as at the date of Completion, on a pro rata basis.



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Conduct of Business:              PGS will operate its business in the ordinary
                                  course prior to the Completion, including but not limited to, (i) no distributions or payments to be made to shareholders, affiliates, directors or employees outside the ordinary course of business or other than in accordance with terms of existing contractual arrangements or terms of new arms' length contractual arrangements and (ii) the Group shall manage its working capital on a basis consistent with its historic customary practice (subject to any change thereto required by customers/vendors due to the Group's financial condition and the implementation of the Restructuring).

                                  This undertaking shall not restrict the
                                  payment of bonuses to management members (but not directors) on signing of the PSA and/or on Completion which, in aggregate, do not exceed $2m.

     Fees and expenses            For the account of PGS and payable in full on
     of parties:                  Completion. Such fees and expenses shall
                                  include the reasonable fees and expenses of the indenture trustee for the Noteholders and Trust Preferreds incurred pursuant to their respective indentures. For the avoidance of doubt, Excess Cash shall be calculated after all such fees and expenses have been paid.

     Releases:                    If the Restructuring is to be implemented
                                  solely by way of a Chapter 11 filing in the United States then those Noteholders, Banks and Trust Preferreds who agree to vote in favour of such Restructuring prior to such filing will agree that:

                                  (a)  PGS makes such a filing with their
                                       consent; and

                                  (b)  they will not seek to hold the current
                                       directors of PGS personally liable
                                       (whether under the Norwegian Public
                                       Limited Companies Act or otherwise) for
                                       any loss they, or any other creditor of
                                       PGS, may suffer (or be alleged to suffer) as a result of PGS making such a filing without concurrently making an equivalent filing under Norwegian law or as a result of the Restructuring being implemented (or assist any other creditor of PGS to do the same).



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                                  Equivalent "hold harmless" and/or release
                                  provisions by the creditors in favour of the directors will also be included in the documentation relating to Completion with the intention that all impaired creditors will be bound by such provisions.

                                  On Completion, and as part of the
                                  Restructuring documentation, PGS will release the Noteholders, the Banks and the Trust Preferreds (if they voted in favor of the Restructuring) from any causes of action it may have against them.

     Listing: The ordinary shares to be listed in Norway and, as soon as practicable after Completion taking account of relevant listing requirements in the US. PGS will provide customary investor relations support to US investors post-Completion. Other listing venues to be reasonably agreed.

     Rating: Senior A Notes and Senior B Notes to carry ratings from Standard & Poors and Moodys.

G.   Other terms applicable to the Term Loan, Senior A Notes and/or
     Senior B Notes

     Positive covenants:          Similar covenants to those in existing $430m
                                  revolving facility, to include:

                                  (a)  provision of financial statements and
                                       miscellaneous information (including SEC filings, if applicable)

                                  (b)  certification of no event of default

                                  (c)  notification of events of default (and
                                       potential events of default)

                                  (d)  maintenance of corporate existence and
                                       authorisations

                                  (e)  maintenance of insurance

                                  (f)  maintenance of pari passu ranking

                                  (h)  compliance with environmental laws

     Negative covenants:          Similar covenants to those in existing $430m
                                  revolving facility, to include:

                                  (a)  negative pledge (with exceptions as per
                                       $430m revolving facility, but also to
                                       include ability to give security for a
                                       $70m working capital facility, provided
                                       that the Holders are given a right of
                                       first refusal to provide such working
                                       capital facility)

                                  (b) restriction on sale and leasebacks (with exceptions



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                                       as per $430m revolving facility)

                                  (c) restriction on asset dispositions (Senior A Notes and Senior B Notes only) (with exceptions as per $430m revolving facility)

                                  (d) restriction on subsidiary borrowing (with exceptions as per $430m revolving facility but also to include borrowing under $70m working capital facility and facilities for provision of up to $40m of Bonds on an unsecured/uncollateralised basis)

                                  (e)  no material change of business

                                  (f)  restrictions on project companies and
                                       projects (with exceptions as per $430m
                                       revolving facility).

    Additional covenants not      (a)  restriction on consolidations and mergers
    existing in $430m revolving        to be agreed (Senior A Notes and Senior
    facility                           B Notes only)

                                  (b)  limitation on transactions with
                                       affiliates (with certain exceptions to be agreed) (Senior A Notes and Senior B Notes only)

                                  (c)  restriction on dividends - no dividends
                                       to be paid by PGS until the earlier of 3 years or repayment of Senior B Notes; thereafter dividends payable subject to a basket based on 50% of the sum of net income plus depreciation and amortisation and otherwise as permitted under Norwegian law. Upstream dividends by wholly-owned subsidiaries of PGS to PGS will be permitted.

                                  (d)  restriction on incurrence of
                                       indebtedness, provided PGS may incur
                                       additional indebtedness if on date of
                                       such incurrence total debt / EBITDA ratio would be less than 3.75 to 1.0 (the "Debt/EBITDA Ratio"), calculated on a pro forma basis after giving effect to all incurrences and repayments of indebtedness to occur on or substantially concurrently with such incurrence, provided that such indebtedness shall not exceed $1.5 billion ("Cap") in aggregate (which number includes the working capital facility not to exceed $70m, and any facility for provision of up to $40m of Bonds as described in (i) and (ii) below). Notwithstanding the aforementioned, PGS shall be permitted to incur incremental indebtedness including
                                       (i) a working capital facility not to
                                       exceed $70 million; (ii) facilities for
                                       provision of up to $40m of Bonds



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                                       on an unsecured/uncollateralised basis;
                                       (iii) project company and project debt
                                       ("Excluded Indebtedness"); (iv)
                                       refinancing indebtedness; and (v) other
                                       permitted indebtedness the incurrence of which is necessary for the Company to operate in the ordinary course. When calculating the total debt for the Debt/EBITDA Ratio and compliance with the Cap, indebtedness falling within the definition of Excluded Indebtedness shall not be included. For the avoidance of doubt, EBITDA as used above will be EBITDA calculated before any investment in multi-client libraries.

                                  The proceeds derived from the sale of any assets of PGS or any of its subsidiaries (including the proceeds from the Atlantic and Atlantis sales) in excess of $100m ("Major Proceeds") per annum shall be used, at the sole discretion of PGS, to either (i) (a) purchase Term Loan in the open market, (b) purchase the Senior A and B Notes in the open market; (c) submit a tender offer for the purchase of the Senior A and B Notes, and/or
                                  (d) pay down the Term Loan, on a pro rata basis vis a vis the Term Loan and the Senior A and B Notes; or (ii) reinvest in PGS or its subsidiaries in a qualified manner within 12 months from receipt of the Major Proceeds. Notwithstanding the aforementioned, individual Package A Holders, following written notice by PGS that it intends to apply all or part of such Major Proceeds to reduce Package B debt, and following reasonable written notice to PGS, shall be entitled to demand that they receive a pro rata share of any Major Proceeds being used to pay down Package B debt, in which case such electing Package A Term Loan holder will receive a payment calculated based on the net present value of their pro rata share of the Term Loan (as opposed to the par value of the Term Loan) at the date of the distribution of such proceeds, with the net present value being calculated on the basis of a discount rate of 9%.

                                  For the avoidance of doubt, any proceeds received by PGS prior to the earlier of Completion or 31 October 2003 will not be included in Major Proceeds.

     Financial covenants:         None

     Events of default:           Similar events of default to those in existing
                                  $430m revolving facility, to include:



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                                  (a)  For the Term Loan: non-payment (with 3
                                       day grace period where non-payment of
                                       principal caused due to technical
                                       problems and 3 day grace period for
                                       non-payment of interest)

                                  (b)  For the Senior A Notes and Senior B
                                       Notes: non-payment (with 30 day grace
                                       period where non-payment of principal
                                       caused due to technical problems and 30
                                       day grace period for non-payment of
                                       interest)

                                  (c)  acceleration of other indebtedness in
                                       excess of $20m in aggregate

                                  (d)  judgements entered in excess of $20m in
                                       aggregate (unless covered by insurance
                                       and/or subject to carve-out for bona fide appeals)

                                  (e)  insolvency (with carve out for
                                       proceedings dismissed within a specified time period)

     Default interest:            Applicable non-default interest rate plus 2%.


H.   Debt Maturity Extension

Holders of the Bank Facilities who sign a plan support agreement will agree to forbear from exercising any remedies in any jurisdiction on any Bank Facility prior to Completion.



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